Exhibit 10.13 PEPSICO EXECUTIVE INCOME DEFERRAL PROGRAM Plan Document for the 409A Program Amended and Restated Effective as of January 1, 2023

ARTICLE I – INTRODUCTION	1
ARTICLE II – DEFINITIONS	2
2.01 Account:	2
2.02 Act:	2
2.03 Base Compensation:	2
2.04 Beneficiary:	2
2.05 Bonus Compensation:	2
2.06 Code:	3
2.07 Company:	3
2.08 Deferral Subaccount:	3
2.09 Disability:	3
2.10 Distribution Valuation Date:	3
2.11 Election Form:	3
2.12 Eligible Executive:	3
2.13 Employer:	4
2.14 ERISA:	4
2.15 Executive:	4
2.16 409A Program:	4
2.17 Key Employee:	4
2.18 NAV:	5
2.19 Participant:	5
2.20 PepsiCo Organization:	5
2.21 Performance Period:	5
2.22 Plan:	5
2.23 Plan Administrator:	6
2.24 Plan Year:	6
2.25 Pre-409A Program:	6
2.26 Prohibited Misconduct:	6
2.27 Recordkeeper:	7
2.28 Retirement:	8
2.29 Second Look Election:	8
2.30 Section 409A:	8
2.31 Separation from Service:	8
2.32 Specific Payment Date:	8
2.33 Unforeseeable Emergency:	9
2.34 U.S.:	9
2.35 Valuation Date:	9
ARTICLE III – ELIGIBILITY AND PARTICIPATION	10

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3.01 Eligibility to Participate:	10
3.02 Termination of Eligibility to Defer:	11
3.03 Termination of Participation:	11
3.04 Acquisitions and Divestitures:	11
3.05 Special Rules for Certain Executives	11
ARTICLE IV – DEFERRAL OF COMPENSATION	13
4.01 Deferral Election:	14
4.02 Time and Manner of Deferral Election:	14
4.03 Period of Deferral:	16
4.04 Form of Deferral Payout:	16
4.05 Second Look Elections:	17
ARTICLE V – INTERESTS OF PARTICIPANTS	20
5.01 Accounting for Participants’ Interests:	20
5.02 Investment Options:	20
5.03 Method of Allocation:	20
5.04 Vesting of a Participant’s Account:	22
5.05 Forfeiture of Earnings for Prohibited Misconduct:	22
ARTICLE VI – DISTRIBUTION	23
6.01 General:	23
6.02 Distributions Based on a Specific Payment Date:	24
6.03 Distributions on Account of a Separation from Service:	24
6.04 Distributions on Account of Death:	25
6.05 Distributions on Account of Retirement:	26
6.06 Distributions on Account of Disability:	27
6.07 Distributions on Account of Unforeseeable Emergency:	27
6.08 Valuation:	28
6.09 Section 162(m) Compliance:	28
6.10 Impact of Section 16 of the Act on Distributions:	28
6.11 Actual Payment Date:	29
ARTICLE VII – PLAN ADMINISTRATION	30
7.01 Plan Administrator:	30
7.02 Action:	30
7.03 Powers of the Plan Administrator:	30
7.04 Compensation, Indemnity and Liability:	31
7.05 Withholding:	31
7.06 Section 16 Compliance:	32
7.07 Conformance with Section 409A:	32
ARTICLE VIII – CLAIMS PROCEDURE	33

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8.01 Claims for Benefits:	33
8.02 Appeals of Denied Claims:	33
8.03 Special Claims Procedures for Disability Determinations:	34
8.04 Effect of Specific References:	34
8.05 Claimant Must Exhaust the Plan’s Claims Procedures Before Filing in Court:	34
8.06 Limitations on Actions:	36
8.07 Restriction on Venue:	36
ARTICLE IX – AMENDMENT AND TERMINATION	37
9.01 Amendment of Plan:	37
9.02 Termination of Plan:	37
ARTICLE X – MISCELLANEOUS	38
10.01 Limitation on Participant’s Rights:	38
10.02 Unfunded Obligation of Individual Employer:	38
10.03 Other Plans:	38
10.04 Receipt or Release:	38
10.05 Governing Law:	38
10.06 Adoption of Plan by Related Employers:	39
10.07 Gender, Tense and Examples:	39
10.08 Successors and Assigns; Nonalienation of Benefits:	39
10.09 Facility of Payment:	39
ARTICLE XI – Signature/Authentication	40
APPENDIX
APPENDIX ARTICLE A – PARTICIPATING EMPLOYERS	A-1
APPENDIX ARTICLE B – PBG AND PAS EXECUTIVES	B-1
APPENDIX ARTICLE C – PARTICIPANTS AFFECTED BY JANUARY 20, 2022 TRANSACTION	C-1

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ARTICLE I – INTRODUCTION

    PepsiCo, Inc. (the “Company”) established the PepsiCo Executive Income Deferral Program (the “Plan”) in 1972 to permit eligible executives to defer certain cash awards made under its executive compensation programs. Deferrals under the Plan that were earned and vested on or before December 31, 2004 are governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). The terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., generally, deferred amounts that are earned or vested after December 31, 2004 (the “409A Program”) are governed by this document. This document sets forth the 409A Program and is effective as of January 1, 2005 (the “Effective Date”). Except as otherwise provided herein, this document reflects the provisions in effect from and after January 1, 2005, and the rights and benefits of individuals who are Participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of this document in the case of actions and events occurring on or after the Effective Date with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.

    Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of the 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

        This document for the 409A Program was most recently restated effective as of January 1, 2023. This restatement reflects clarifications regarding the application of the Company’s recovery policies and the definition of Separation from Service.

For federal income tax purposes, the Plan is intended to be a nonqualified deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing unfunded benefits to a select group of management or highly compensated employees.

ARTICLE II – DEFINITIONS

    When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01    Account:

The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 5.01. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02    Act:

The Securities Exchange Act of 1934, as amended from time to time.

2.03    Base Compensation:

Effective on or after January 1, 2011, an Eligible Executive’s adjusted base salary, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (or as otherwise payable, with respect to currency and payroll, and provided in Section 3.01(a) in connection with certain events). The Plan Administrator shall be entitled to specify on the Election Form applicable to a particular deferral election (or in other documentation applicable to such deferral election) whether and to what extent (if at all) amounts will be subtracted from gross base salary to arrive at adjusted base salary. Any such specifications shall be made in writing no later than the date on which such deferral election becomes irrevocable pursuant to Section 4.02 of this Plan, and any amount to be subtracted that is variable shall be permitted to be variable under Section 409A. Any changes in such specifications from those in effect on January 1, 2019 shall be subject to Section 7.06.

2.04    Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Recordkeeper (or for designations filed prior to June 3, 2002, as determined by the Plan Administrator), to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(d) (or such other person who becomes entitled to receive such amounts in accordance with Section 6.04).

2.05    Bonus Compensation:

Effective on or after May 21, 2010, an Eligible Executive’s adjusted annual incentive award under his or her Employer’s annual incentive plan or the Executive Incentive Compensation Plan, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (or as otherwise payable, with respect to currency and payroll, and provided in Section 3.01(a) in connection with certain events). The Plan Administrator shall be entitled to specify on the Election Form applicable to a particular deferral election (or in other documentation applicable to such deferral election) whether and to what extent (if at all) amounts will be subtracted from a gross annual incentive award to arrive at an adjusted annual incentive award. Any such specifications shall be made in writing no later than the date on which such deferral election becomes irrevocable pursuant to Section 4.02, and any amount to be subtracted that is variable shall be permitted to be variable under Section 409A. Any changes in such specifications from those in effect on January 1, 2019 shall be subject to Section 7.06.

2.06    Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.07    Company:

PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.08    Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation and Bonus Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.09    Disability:

A Participant shall be considered to suffer from a Disability or be Disabled hereunder if the Participant is considered “disabled” under the PepsiCo Disability Plan (as amended and restated from time to time). The Participant’s disability must also meet the duration requirements to qualify for a distribution on account of Disability in accordance with Section 6.06(a).

2.10    Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are January 1, April 1, July 1 and October 1. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the following business day.

2.11    Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation and Bonus Compensation to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms for use as an Election Form, as it deems appropriate from time to time.

2.12    Eligible Executive:

    The term, Eligible Executive, shall have the meaning given to it in Section 3.01(a).

2.13    Employer:

The Company and each division, subsidiary or affiliate of the Company (if any) that is currently designated as an Employer for purposes of this Plan by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the PepsiCo Organization. Appendix Article A sets forth the list of the primary Employers as of January 20, 2022.

2.14    ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15    Executive:

Any person classified by an Employer as in a salaried executive position who is (i) receiving remuneration for personal services rendered in the employment of the Employer, (ii) paid in U.S. dollars from the Employer’s U.S. payroll (or as otherwise payable, with respect to currency and payroll, and provided in Section 3.01(a) in connection with certain events), and (iii) a U.S. citizen or a U.S. lawful permanent resident assigned to work primarily in the U.S. Notwithstanding the foregoing sentence, any person meeting the requirements of the foregoing sentence who is working outside the U.S. shall not be included as an Executive hereunder if applicable local law of the country in which the person is working (e.g., local law relating to the payment of compensation) does not permit the person to defer the receipt of compensation that is eligible for deferral hereunder.

    2.16    409A Program:

    The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.17    Key Employee:

    Effective from and after January 1, 2011, the individuals identified in accordance with the principles set forth below.

    (a)     General. Any Participant who at any time during the applicable year is:

    (1)    An officer of any member of the PepsiCo Organization having annual compensation greater than $215,000 (as adjusted for the applicable year under Code Section 416(i)(1));

    (2)    A 5-percent owner of any member of the PepsiCo Organization; or

    (3)    A 1-percent owner of any member of the PepsiCo Organization having annual compensation of more than $150,000.

    For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section

409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b)    Applicable Year. The Plan Administrator shall determine Key Employees effective as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve month period commencing on April 1st of the next following calendar year (e.g., the Key Employees determined by the Plan Administrator as of December 31, 2008 applied to the period from April 1, 2009 to March 31, 2010).

(c)    Rule of Administrative Convenience. Effective from and after January 1, 2008, in addition to the foregoing, the Plan Administrator shall treat all other employees classified as LG6 and above (for periods before January 1, 2017, Band IV and above) on the applicable determination date prescribed in Subsection (b) (i.e., the last day of each calendar year) as a Key Employee for purposes of the Plan for the twelve month period commencing on April 1st of the next following calendar year; provided that if this would result in counting more than 200 individuals as Key Employees as of any such determination date, then the number treated as Key Employees will be reduced to 200 by eliminating from consideration those employees otherwise added by this Subsection (c) in order by their base compensation, from the lowest to the highest.

2.18     NAV:

The net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.

2.19    Participant:

Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.20    PepsiCo Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.21     Performance Period:

    The 52/53 week fiscal year of the Employer for which Bonus Compensation is calculated and determined. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.22    Plan:

The PepsiCo Executive Income Deferral Program, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.23    Plan Administrator:

The Compensation Committee of the Board of Directors of the Company (Compensation Committee) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. In addition, the Company’s Senior Vice President, Total Rewards (previously titled, the Senior Vice President, Compensation and Benefits), or if such position is vacant or eliminated, the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties if no one is fulfilling a majority) as such duties existed immediately prior to the vacancy or the position elimination, is delegated the responsibility for the operational administration of the Plan, including the powers set forth in Section 7.03 and Article VIII. In turn, such Senior Vice President, has the authority to re-delegate operational responsibilities to other persons or parties. Accordingly, such Senior Vice President, has re-delegated certain operational responsibilities to the Recordkeeper. However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, such Senior Vice President, and those delegated by such Senior Vice President, other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.24    Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.25    Pre-409A Program:

    The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the “Pre-409A Program” are set forth in a separate set of documents.

2.26     Prohibited Misconduct:

Any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct:

(a)     The Participant accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Participant’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(b)     The Participant, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(c)     The Participant using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his or her position with the PepsiCo Organization. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the PepsiCo Organization which might be of any value to a competitor of the PepsiCo Organization, or which might cause any economic loss or substantial embarrassment to the PepsiCo Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies. Notwithstanding anything contained in the Plan or in any other confidentiality provision to which the Participant may be subject as a result of the Participant’s employment with the Company, nothing shall prohibit the Participant from, without notice to the Company, communicating with government agencies, providing information to government agencies, participating in government agency investigations, filing a complaint with government agencies, or testifying in government agency proceedings concerning any possible legal violations or from receiving any monetary award for information provided to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Further, notwithstanding any confidentiality provision to which the Participant may be subject, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(d)     The Participant engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the Company or of any other company based on information gained as a result of his or her employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(e)     The Participant engaging in any activity that constitutes fraud.

For purposes of this Section, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world – in-home and commercial beverage systems, carbon dioxide gas cylinders, carbon dioxide gas refills, consumables, ready to drink beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, coffee drinks and energy drinks; dairy products; snacks, including salty snacks, fruit and vegetable snacks, dips and spreads, sweet snacks, meat snacks, granola, nutrition and cereal bars, and cookies; hot cereals and ready-to-eat cereals; pancake mixes and pancake syrup; grain-based food products; pasta products; sports performance nutrition products, including without limitation, energy, protein, carbohydrate, nutrition and meal replacement chews, bars, powders, gels, drinks or drink mixes; or any product or service that the Participant had reason to know was under development by the PepsiCo Organization during the Participant’s employment with the PepsiCo Organization.

For purposes of this Section, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

2.27    Recordkeeper:

    For any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.28    Retirement:

A Participant’s Separation from Service after attaining (whichever of the following occurs earlier): (a) at least age 55 with 10 or more years of service, or (b) at least age 65 with 5 or more years of service. Effective from and after January 1, 2008, a Participant’s “years of service” (for purposes of this Section) shall be equal to the sum of the following – (a) all periods of time a Participant was employed by a member of the PepsiCo Organization, plus (b) if a Participant is employed by a member of the PepsiCo Organization, the Participant’s employment terminates with all members of the PepsiCo Organization and then the Participant is rehired by a member of the PepsiCo Organization thereafter, the period of time during which the Participant was not employed by a member of the PepsiCo Organization. Notwithstanding the foregoing, the period of time prior to a Participant being first employed by a member of the PepsiCo Organization shall not be counted as part of a Participant’s “years of service,” and the period of time after a Participant terminates employment with all members of the PepsiCo Organization shall not be counted, unless the Participant is rehired by a member of the PepsiCo Organization thereafter (and then only upon his/her rehire date).

2.29    Second Look Election:

    The term, Second Look Election, shall have the meaning given to it in Section 4.05.

2.30    Section 409A:

    Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.31    Separation from Service:

    A Participant’s separation from service as defined in Section 409A; provided that for purposes of determining whether a Separation from Service has occurred, the Plan has determined, based upon legitimate business criteria, to use the twenty percent (20%) test described in Treas. Reg. §1.409A-1(h)(3) to identify entities that are considered controlled affiliates of the Company. In the event a Participant also provides services other than as an Executive for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5) (relating to board of director members). If a Participant has had a bona fide Separation from Service, a rehire of the Participant that occurs following such Separation from Service shall not cause the Separation from Service to be canceled or disregarded under the Plan. The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.32    Specific Payment Date:

    A specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Sections 4.03 and 4.04. The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the Plan Administrator. In the event that an Election Form only provides for selecting a month or a calendar quarter and a year as the Specific Payment Date, the first day of the month or the first day of the calendar quarter that is selected shall be the Specific Payment Date. \

2.33    Unforeseeable Emergency:

    A severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines established by the Plan Administrator.

2.34    U.S.:

    The United States, comprised of its 50 states, the District of Columbia, and its possessions (other than Puerto Rico).

2.35    Valuation Date:

Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01    Eligibility to Participate:

        (a)    In General.

    (1)     For Plan Years beginning on and after January 1, 2020 and for Performance Periods ending after December 31, 2019, subject to Paragraph (3) below, Section 3.05 and the election timing rules of Article IV, an Executive shall be eligible to defer compensation under the Plan if, as of the beginning of, and throughout the entirety of, the Deferral Window (as described in Section 4.02) related to an upcoming Plan Year and Performance Period, the Executive (i) is classified by the Employer as an Executive in a Leadership Group (“LG”) 2 or above position (or an eCommerce equivalent), (ii) had been employed by an Employer during at least a portion of each of the two Plan Years preceding the deferral election, (iii) earned total compensation from the Employers (including Base Compensation and Bonus Compensation) of more than $200,000 in each such Plan Year (as reflected in the books and records of the Employers), and (iv) has a reasonable expectation of earning more than $200,000 in total compensation (including Base Compensation and Bonus Compensation) in the Plan Year of the deferral election.

(2)    For Plan Years and Performance Periods preceding those covered by Paragraph (1) and ending after January 1, 2006, subject to Paragraph (3) below and the election timing rules of Article IV, an Executive shall be eligible to defer compensation under the Plan 30 days after (i) being hired by an Employer as an Executive classified as LG2 or above (and while he or she remains so classified) or (ii) being promoted by an Employer from below LG2 into a LG2 or above position (for periods before January 1, 2017, references in this subsection to “LG2” shall be applied as references to “Band II”). Any individual who becomes an Eligible Executive during a Plan Year (including an individual who previously was an Eligible Executive under the Plan, or who had similar status under another elective account balance plan of a member of the PepsiCo Organization) may only be treated as an Eligible Executive for such Plan Year by satisfying the initial eligibility requirements of Treas. Reg. §1.409A-2(a)(7)(ii).

(3)    The provisions of this Paragraph (3) shall apply notwithstanding Paragraph (1) or (2) above. From time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives; provided that the Plan Administrator may remove an Executive from eligibility to participate effective only as of the end of a Plan Year. An Eligible Executive, who makes a valid election that becomes irrevocable (e.g., at the end of a Deferral Window), to participate with respect to Base or Bonus Compensation for a Plan Year or Performance Period (as applicable) shall remain an Eligible Executive for the remainder of the Plan Year or Performance Period and, with respect to Bonus Compensation, until the Eligible Executive’s Bonus Compensation for the Plan Year is deferred (i) regardless of whether such Executive ceases to meet the eligibility requirements of Paragraph (1) or (2) above, (ii) regardless of whether such Executive subsequently is not paid in U.S. dollars or is paid from a non-U.S. payroll, and (iii) regardless of whether such individual is transferred to an affiliate of the Company, if such transfer to an affiliate is not a Separation from Service; provided that the occurrence of such events shall cut off any election that has been made that has not yet become irrevocable under rules of the Plan Administrator that are intended to permit compliance with Section 409A.

(b)    During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Executive.

        (c)    Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Recordkeeper (or, if authorized, the Plan Administrator) under Section 4.01.

3.02    Termination of Eligibility to Defer:

An individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:

(a)     The date he or she Separates from Service; or

(b)     The date that the Executive ceases to be eligible under criteria described in Section 3.01(a).

    An individual’s “Election Termination Date” shall be a date as soon as administratively practicable following the date in Subsection (a) or (b) (or such other date as may be determined in accordance with rules of the Plan Administrator); provided that an Election Termination Date shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan. However, the occurrence of an Election Termination Date shall terminate any election that has been made that is not yet required to become irrevocable under rules of the Plan Administrator that are intended to permit compliance with Section 409A.

3.03    Termination of Participation:

    An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out; provided, however, even if a Participant’s Account is fully paid out, participation shall continue under the Plan if a deferral will be credited to the Participant’s Account in the future (e.g., a deferral of Bonus Compensation that is paid in a future year).

3.04    Acquisitions and Divestitures:

A written agreement between an Employer and a party that is not part of the PepsiCo Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of Executives in this Plan. Absent a specific provision in such agreement to the contrary:

(a)    Each Executive of a Business that is sold shall cease being eligible for this Plan upon such sale (subject to the transitional extension of participation under Section 3.01(a) in the case of a sale that does not result in a Separation from Service as a result of the 20% affiliate rule in the definition of Separation from Service); and

(b)    No Executive of a Business that is acquired shall be eligible for this Plan except as otherwise designated in the Plan or in such documents related to the Plan as the Plan Administrator may designate from time to time.

For purposes of Article IX (amendment and termination of the Plan), an Employer’s approval and execution of a written agreement of acquisition or divesture, which is described in the first sentence of this Section, constitutes approval by the Company of the provisions of the agreement that relate to participation in this Plan.

3.05    Special Rules for Certain Executives

For Plan Years beginning on and after January 1, 2020 and for Performance Periods ending after December 31, 2019, in the case of an Executive who is an officer within the meaning of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officer”), the Section 16 Officer’s eligibility shall be determined under the Plan’s provisions in effect as of January 1, 2019 (the “2019 Provisions”) and as provided in this Section 3.05. To provide for the eligibility of Section 16 Officers under the 2019 Provisions consistently with the Plan’s exemption under Section 4(a)(2) of the Securities Act of 1933 pursuant to Rule 506 of Regulation D, the Plan will comply with Rule 506(b), including by determining the Section 16 Officers’ accredited investor status using any basis permissible under Rule 506(b) (notwithstanding anything to the contrary in Section 3.01(a)(1)). In addition, in the case of a Section 16 Officer who becomes newly eligible for the Plan under circumstances that qualify for the special 30-day election period permitted by Treasury Regulation § 1.409A-2(a)(7), the Section 16 Officer shall be entitled to make a deferral election for Base Compensation during a 30-day election period pursuant to the 2019 Provisions.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.01    Deferral Election:

        (a)    Deferrals of Base Compensation. Effective on or after January 1, 2010, each Eligible Executive may make an election to defer under the Plan any whole percentage up to 75% of his or her Base Compensation in the manner described in Section 4.02. The Plan Administrator shall be entitled to specify on the Election Form applicable to a particular deferral election (or in other documentation applicable to such deferral election) a lower percentage limitation on the amount of Base Compensation that may be deferred pursuant to such deferral election. Any such specification shall be made in writing no later than the date on which such deferral election becomes irrevocable pursuant to Section 4.02. Any changes in such specification from that in effect on January 1, 2019 shall be subject to Section 7.06.

        (b)    Deferrals of Bonus Compensation.

(1)    General Rules. Effective on or after May 21, 2010, each Eligible Executive may make an election to defer under the Plan any whole percentage up to 100% of his or her Bonus Compensation in the manner described in Section 4.02. The Plan Administrator shall be entitled to specify on the Election Form applicable to a particular deferral election (or in other documentation applicable to such deferral election) a lower percentage limitation on the amount of Bonus Compensation that may be deferred pursuant to such deferral election. Any such specification shall be made in writing no later than the date on which such deferral election becomes irrevocable pursuant to Section 4.02. Any changes in such specification from that in effect on January 1, 2019 shall be subject to Section 7.06.

(2)    Special Rules for Promoted Eligible Executives for Performance Periods Ending Before 2020. For Performance Periods ending before January 1, 2020, an Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of a promotion from below LG2 into a position that is LG2 or above shall only be eligible to defer Bonus Compensation earned for such Performance Period in which he or she is promoted, if the Eligible Executive (i) is a bonus-eligible Executive for all of such Plan Year and (ii) is promoted by May 15th of the Plan Year in which the promotion occurs (for periods before January 1, 2017, references in this paragraph to “LG2” shall be applied as references to “Band II”). If a promoted Eligible Executive does not satisfy the requirements of the previous sentence, he or she shall not be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted.

(3)    Performance Criteria for Performance Periods Ending Before 2020. For Performance Periods ending before January 1, 2020, notwithstanding Subsections (b)(1) and (b)(2) above, an Eligible Executive shall not be eligible to defer Bonus Compensation for a Plan Year unless (i) the Bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year, (ii) such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period, and (iii) the Bonus Compensation otherwise satisfies the requirements for performance-based compensation under Section 409A.

        (c)    Election Form Rules. To be effective in deferring Base Compensation or Bonus Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base Compensation or Bonus Compensation (whichever applies) to be deferred, the deferral period under Section 4.03, the form of payment under Section 4.04, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.02 (in multiples of 1%) for the Eligible Executive’s deferral. However, this is not a condition for making an effective election.

4.02     Time and Manner of Deferral Election:

        (a)    Deferrals of Base Compensation.

(1)    In General. An Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than December 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid. If December 31(or an applicable earlier day) is not a business day, the deadline shall be the nearest preceding day that is a business day. Notwithstanding the prior two sentences, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this subsection) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. Any changes in such policies or procedures or in established waiver practices from those applicable on January 1, 2019 shall be subject to Section 7.06.

(2)    Mid-Year Elections for Plan Years Before 2020. For Plan Years ending before January 1, 2020, subject to the last sentence of Section 3.01(a)(2) and (for later Plan Years) Section 3.05, an individual who newly becomes an Eligible Executive will have 30 days from the date the individual becomes an Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30-Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received by the Recordkeeper.

        (b)    Deferrals of Bonus Compensation.

(1)     Performance Periods Ending After 2019. In the case of an Eligible Executive’s Bonus Compensation that relates to a Performance Period ending after December 31, 2019, an Eligible Executive must make a deferral election with respect to such Bonus Compensation no later than the last day of the Company’s fiscal year that ends just before such Performance Period. If the last day of such fiscal year is not a business day, the deadline shall be the nearest preceding day that is a business day.

(2)     Performance Periods Ending Before 2019. In the case of an Eligible Executive’s Bonus Compensation that relates to a Performance Period ending before December 31, 2019, the Eligible Executive must make a deferral election with respect to his or her Bonus Compensation at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation is paid, and this election will be the Eligible Executive’s bonus deferral election for the Plan Year to which the Performance Period relates. This applies to both continuing Eligible Executives and individuals who newly become Eligible Executives. Accordingly, if an individual becomes an Eligible Executive during a Plan Year as a result of a promotion and is eligible to defer Bonus Compensation under Section 4.01(b) for such Plan Year, such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is promoted at least six months prior to the end of the applicable Performance Period.

Notwithstanding the provisions in Paragraphs (1) and (2) above, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date otherwise applicable under Paragraph (1) and (2) above) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. Any changes in such policies or procedures or in established waiver practices from those applicable on January 1, 2019 shall be subject to Section 7.06.

        (c)    General Provisions. For purposes of Section 3.01 and this Section 4.02, the period of time to make the deferral election described under (a) and (b) above shall be referred to as the Deferral Window. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the deadline applicable under Subsections (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Base Compensation or Bonus Compensation, as the case may be, for the applicable Plan Year or the Performance Period that relates to the Plan Year, as applicable. Except as provided below in this Subsection, an election is irrevocable by the Eligible Employee once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). The Plan Administrator, however, may cancel elections that have been received and accepted for a Plan Year up until the end of the day on the December 31 that precedes such Plan Year . Increases or decreases in the amount or percentage a Participant has elected to defer shall not be permitted during a Plan Year. Notwithstanding the foregoing, effective as of January 1, 2008, if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored by a member of the PepsiCo Organization and such plan requires that deferrals under such plan be suspended for a period of time following the hardship distribution, the Plan Administrator may cancel the Participant’s deferral election under this Plan so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution in accordance with the prior sentence, such cancellation shall permanently apply to the deferral election or elections for any Plan Year covered by such suspension period and the Participant will only be eligible to make a new deferral election for the Plan Year that begins after the end of the suspension period, and such new election shall be made in accordance with the rules of Sections 4.01 and 4.02.

        (d)    Beneficiaries.

(1)A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator or Recordkeeper shall require from time to time. The Beneficiary designation must also be filed with the Recordkeeper (or the Plan Administrator for periods prior to June 3, 2002) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Recordkeeper or Plan Administrator, shall be void and of no effect. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Solely for periods prior to June 3, 2002, a Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. However, any Beneficiary designation submitted to the Recordkeeper from and after June 3, 2002 that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Recordkeeper prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

(2)    If the Participant designates a Beneficiary and such Beneficiary survives the Participant, but dies prior to the complete distribution of such Beneficiary’s interest in the Participant’s Account, the Plan Administrator shall direct the Recordkeeper to pay such Beneficiary’s remaining interest in the Participant’s Account to the Beneficiary’s estate.

4.03    Period of Deferral:

An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. In no event shall an Eligible Executive’s deferral period end later than his or her 80th birthday, regardless of whether the Participant chose a single lump sum or installments as the form of payment. Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:

(a)     For Base Compensation that is paid from and after January 1, 2008, at least twelve (12) months after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and

(b)     For Bonus Compensation that is paid from and after January 1, 2008, at least eighteen (18) months after the date the Bonus Compensation would have been paid absent the deferral.

    In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in Subsections (a) and (b) above.

4.04    Form of Deferral Payout:

An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments to be paid over a period of no more than 20 years, and not later than the Executive’s 80th birthday. Any election for installment payments shall also specify (a) the frequency for which installment payments shall be paid, which shall be quarterly, semi-annually and annually and (b) whether the installment payments shall be paid in a fixed dollar amount or for a fixed number of years. Installment elections for a fixed dollar amount shall be paid based on the selected frequency and the selected amount until the applicable Deferral Subaccount is exhausted, but shall not be paid for a period of more than 20 years and not later than the Executive’s 80th birthday. If an Eligible Executive elects installments for a period extending beyond the Eligible Executive’s 80th birthday (or for purposes of a fixed dollar amount installment election, the installments would continue beyond the Executive’s 80th birthday or beyond 20 years), such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Executive’s 80th birthday or, if earlier, at the end of 20 years; provided that the amounts to be distributed in connection with the installments prior to the Eligible Executive’s 80th birthday or prior to the end of 20 years shall be determined in accordance with Section 6.08 and his or her election by assuming that the installments shall continue for the full number of installments or the elected fixed dollar amount, with the entire remaining amount of the relevant Deferral Subaccount distributed on the Eligible Executive’s 80th birthday or at the end of 20 years.

4.05    Second Look Elections:

    (a)    In General. Subject to Subsection (b) below and the next sentence, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make additional elections regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.” For periods before January 1, 2020, a Participant was eligible to make only one Second Look Election with respect to each individual deferral of Base or Bonus Compensation.

    (b)    Requirements for Second Look Elections. A Second Look Election is subject to all of the conditions of Subsection (a) above and must comply with all of the following requirements:

        (1)    If a Participant’s initial election for a deferral (or the latest subsequent Second Look Election) specified payment based on a Specific Payment Date, the Participant may only change the payment terms for such deferral through a current Second Look Election if the election is made at least 12 months before the Participant’s original (or if applicable, last subsequently elected) Specific Payment Date. In addition, in this case the Participant’s current Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least five years after the original (or if applicable, last subsequently elected) Specific Payment Date.

        (2)    If a Participant’s initial election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service and the Participant separates from Service for Retirement. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral for at least five years. For example, the Second Look Election must delay the payment of the Participant’s deferral to a Specific Payment Date that turns out to be at least five years after the later of (i) the Participant’s Separation from Service or (ii) the last designated period following the Participant’s Separation from Service that was designated in a prior Second Look Election. Alternatively, the Second Look Election may delay the payment of the Participant’s deferral for a designated period of five years (or more) following the later of (A) the Participant’s Separation from Service or (B) the end of the last period following the Participant’s Separation from Service that was designated in a prior Second Look Election. If the five-year delay election is made by selecting a Specific Payment Date that turns out to be less than five years after the Participant’s Separation from Service (or if later, the last designated period following the Participant’s Separation from Service), the Second Look Election is void and payment shall be made based on the Participant’s Separation from Service (or if later, the last validly designated period following the Participant’s Separation from Service).

        (3)    For periods before January 1, 2013, neither a Separation from Service nor a period of delay after a Separation from Service could be specified as the payout date resulting from a Second Look Election.

        (4)    To the extent permitted by Subsection (a) above, a Participant may make an unlimited number of Second Look Elections for each individual deferral, however, each Second Look Election must comply with all of the requirements of this Section 4.05.

        (5)    A Participant who changes the form of his or her payment election from lump sum to installments will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and such installment payments must begin no earlier than five years after when the lump sum payment would have been paid based upon the Participant’s initial election (or, if applicable, any subsequent Second Look Election). A Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

        (6)    If a Participant’s initial election (or any subsequent Second Look Election) specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years or wants to elect a different frequency of installment payments (e.g., change from annual installments to quarterly installments), the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and the first payment date of the new installment payment schedule must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election. A Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

        (7)    If a Participant’s initial election (or subsequent Second Look Election) specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election.

        (8)    For purposes of this Section and Code Section 409A, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

    A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.03 and 4.04 if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection, the Participant’s original (or, if applicable, subsequent) election shall be superseded (including any Specific Payment Date specified therein), and this original (or, if applicable, subsequent) election shall not be taken into account with respect to the deferral that is subject to the effective Second Look Election.

        (c)    Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator are under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01    Accounting for Participants’ Interests:

        (a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation or Bonus Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

        (b)    Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article (as modified by Section 5.05, if applicable). The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

5.02    Investment Options:

        (a)    General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).

        (b)    Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:

            (1)    Phantom PepsiCo Common Stock Fund. Participant Accounts invested in this phantom option are adjusted to reflect an investment in the PepsiCo Common Stock Fund, which is offered under the PepsiCo Savings Plan (or such similar plan as may be offered by the Company from time to time). An amount deferred or transferred into this option is converted to phantom units in the PepsiCo Common Stock Fund by dividing such amount by the NAV of the fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. A Participant’s interest in the Phantom PepsiCo Common Stock Fund is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to the Participant’s Account on such date by the NAV of a unit in the PepsiCo Common Stock Fund on such date. If shares of PepsiCo Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of PepsiCo Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo Common Stock on account of an interest in this phantom option.

        (2)    Phantom AFR Fund: This fund is established effective from and after December 29, 2006. Participant Accounts invested in this phantom option accrue a return based upon an interest rate that is 120% of the applicable Federal long-term rate (pursuant to Code Section 1274(d) or any successor provision) applicable for annual compounding, as published by the U.S. Internal Revenue Service from time to time. Returns accrue for each month based upon 120% of the applicable Federal long-term rate (applicable for annual compounding) in effect on the first business day of each month and are compounded annually. An amount deferred or transferred into this option is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

        (3)    Other Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date.

5.03    Method of Allocation:

    (a)     Deferral Elections. With respect to any deferral election by a Participant, the Participant may use his or her Election Form to allocate the deferral in one percent increments among the phantom investment options then offered by the Plan Administrator. If an Election Form related to an original deferral election specifies phantom investment options for less than 100% of the Participant’s deferral, the Recordkeeper shall allocate the Participant’s deferrals to the Phantom AFR Fund to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an Election Form related to an original deferral election specifies phantom investment options for more than 100% of the Participant’s deferral, the Recordkeeper shall prorate all of the Participant’s investment allocations to the extent necessary to reduce (after rounding to whole percents) the Participant’s aggregate investment percentages to 100%.

    (b)     Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper and specifying, in increments permitted by the Plan Administrator, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. (The rules relating to non-paper formats for Election Forms shall also apply to the fund transfer form.) Effective as of January 1, 2020, the increments permitted by the Plan Administrator are whole percentages, whole shares or whole dollars, as specified in the fund transfer forms provided to Participants and authorized by the Plan Administrator. If a fund transfer form provides for investing less than or more than 100% of the Participant’s Deferral Subaccount, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one fund transfer form is received on a timely basis, the form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed.

    (c)     Phantom PepsiCo Common Stock Fund Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the Phantom PepsiCo Common Stock Fund pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the Phantom PepsiCo Common Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.04    Vesting of a Participant’s Account:

A Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. Notwithstanding the prior sentence, the deferral of compensation pursuant to this Plan (including the crediting of related earnings on such deferred compensation) shall not in any way exempt the compensation and related earnings from the full application of the Company’s clawback and other forfeiture and recovery policies (“Clawback Policies”), as they are in effect from time to time. Accordingly, a Participant’s Account shall be subject to forfeiture (and if paid out, to recovery) to the extent determined to be appropriate by the Plan Administrator to give full effect to these Clawback Policies. Section 5.05 shall not be construed to reduce or impair the forfeiture and recovery rights provided by this Section.

5.05    Forfeiture of Earnings for Prohibited Misconduct:

    Effective beginning with deferrals for Bonus Compensation for the 2006 Plan Year and deferrals for Base Compensation for the 2007 Plan Year, and notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct at any time prior to the second anniversary of his or her Separation from Service, the Participant shall forfeit all current and future net earnings and gains that have been or will be credited to his or her Account under the provisions of Sections 5.01(b) and/or 6.08, and his or her Account balance shall be adjusted to reflect such forfeiture. Accordingly, a Participant who has engaged in Prohibited Misconduct during such period shall only be eligible to receive a distribution of the lesser of: (a) the aggregate amount of his or her Base Compensation and Bonus Compensation deferrals under this Plan that relate to elections made for and after the 2006 Plan Year for Bonus Compensation and the 2007 Plan Year for Base Compensation (the “Affected Deferrals”), or (b) the net value of the Participant’s Affected Deferrals as of the date the Plan Administrator determines that the Participant has engaged in Prohibited Misconduct. Section 5.04 shall not be construed to reduce or impair the forfeiture rights provided by this Section 5.05, but the Plan Administrator shall have the authority to reduce the forfeitures that would apply under this Section to the extent necessary to avoid an inappropriate duplication (determined in the Plan Administrator’s sole discretion) of the forfeitures applicable under Section 5.04.

ARTICLE VI – DISTRIBUTIONS

6.01    General:

A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances (including those hypothetically invested in the Phantom PepsiCo Common Stock Fund) shall be distributed in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

    (a)    Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s (i) Separation from Service (other than for Retirement), (ii) Disability, or (iii) death. However, if such a Participant Separates from Service (other than for Retirement or death) prior to the Specific Payment Date (or prior to processing of the first installment or Second Look Election payment due in connection with the Specific Payment Date), Section 6.03 shall apply. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If such a Participant becomes Disabled prior to the Specific Payment Date, Section 6.06 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

    (b)    Section 6.03 (Distributions on Account of a Separation from Service) applies (i) when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than for Retirement or death), or (ii) when applicable under Subsection (a) above.

    (c)    Section 6.04 (Distributions on Account of Death) applies when a Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 at the time of his death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

    (d)    Section 6.05 (Distributions on Account of Retirement) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service on account of his or her Retirement. Subsections (c) and (e) of this Section provide for when Section 6.04 or 6.06 take precedence over Section 6.05.

    (e)    Section 6.06 (Distributions on Account of Disability) applies when a Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.04 shall take precedence over Section 6.06 to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 at the time of his Disability, Section 6.06 shall take precedence over those sections to the extent Section 6.06 would result in an earlier distribution of all or part of a Participant’s Account.

    (f)    Section 6.07 (Distributions on Account of Unforeseeable Emergency) applies when a Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.06. In this case, the provisions of Section

6.07 shall take precedence over Sections 6.02 through 6.06 to the extent Section 6.07 would result in an earlier distribution of all or part of a Participant’s Account.

6.02    Distributions Based on a Specific Payment Date:

    This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability, (ii) the Participant’s Separation from Service (other than for Retirement), or (iii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

        (a)    If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Section 4.04 or 4.05, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the Participant’s Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

        (b)    This subsection shall be effective for Specific Payment Dates and Separations from Service occurring from and after January 1, 2009. If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.04 or 4.05, whichever is applicable, the Participant’s first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant (subject to the provisions of this Plan that constrain such elections), except as provided in Sections 6.03, 6.04, 6.06 and 6.07 (relating to distributions upon Separation from Service (other than Retirement), death, Disability or Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this subsection, if before the date the last installment distribution is processed for payment the Participant Separates from Service (other than Retirement) or the Participant would be entitled to a distribution in accordance with Section 6.04 or 6.06 (relating to distributions on account of death or Disability), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.03, 6.04 or 6.06 (relating to distributions on account of Separation from Service (other than Retirement), death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or Section 6.06.

6.03    Distributions on Account of a Separation from Service:

    A Participant’s total Account shall be distributed upon the occurrence of a Participant’s Separation from Service (other than for Retirement, Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Retirement, Disability or death. The rules of this Section shall be effective for Specific Payment Dates and Separations from Service occurring from and after January 1, 2009.

        (a)    Subject to Subsection (c), for those Deferral Subaccounts that have a Specific Payment Date that is after the Participant’s Separation from Service, such Deferral Subaccounts shall be distributed in a single lump sum payment on the first day of the calendar quarter that follows the Participant’s Separation from Service.

        (b)    Subject to Subsection (c), if the Participant’s Separation from Service is on or after the Specific Payment Date (including a Specific Payment Date resulting from a Second Look Election) applicable to a Participant’s Deferral Subaccount and the Participant has

selected installment payments as the form of distribution for the Deferral Subaccount, then such Deferral Subaccount shall be distributed as follows:

        (1)     If the first installment payment has been processed prior to the Participant’s Separation from Service, then the Participant’s remaining installment payment election shall be void and the Participant shall be paid a single lump sum distribution for the remaining balance of the Deferral Subaccount based upon the provisions of Subsection (a) above; and

(2)     If the first installment payment has not yet been processed prior to the Participant’s Separation from Service, then the Participant’s entire installment payment election shall be void and the Participant shall be paid a single lump sum distribution for the Deferral Subaccount based upon the provisions of Subsection (a) above.

(c)    If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the first day of the calendar quarter that is at least 6 months after the Participant’s Separation from Service.

(d)    If a Participant has Separated from Service, the Participant’s entire Account balance has been distributed under this Article VI as a result of such Separation from Service, and later the Participant’s Account is credited with a deferral of compensation that was not available for credit before the time the Participant’s Account was previously paid out (e.g., Bonus Compensation), then the new balance of such Participant’s Account shall be distributed as a result of such prior Separation from Service and the distribution shall be made in a single lump sum payment on the first day of the calendar quarter that follows the date that the deferral was credited to the Participant’s Account, subject however to the rules of Subsection (c).

6.04    Distributions on Account of Death:

        (a)    Upon a Participant’s death, the value of the Participant’s Account under the Plan shall be distributed in a single lump sum payment on the first day of the calendar quarter beginning after the first anniversary of the Participant’s death. Effective January 1, 2019 and notwithstanding the preceding sentence, upon a Participant’s death, the value of the Participant’s Account under the Plan shall be distributed in a single lump sum payment during the period that (i) begins on the first day of the calendar quarter beginning after the Participant’s death, and (ii) ends on December 31 of the year following the year of death. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the applicable deferral election that governs such payments until the time that the lump sum payment is due to be paid under the applicable preceding sentence of this subsection. Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated by a Participant as Beneficiaries to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.

        (b)    If no Participant designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries by the

Participant have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

        (1)    If the Participant is married (or for deaths on and after January 1, 2019, in a domestic partnership) at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s surviving spouse or surviving eligible domestic partner; and

(2)If the Participant is not married (or for deaths on and after January 1, 2019, in a domestic partnership) at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s surviving children in equal shares.

(3)If the Participant is not married (or for deaths on and after January 1, 2019, in a domestic partnership) and does not have any living children at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death. For these purposes, an “eligible domestic partner” means the individual, (i) with whom the Participant was in a valid civil union under state law at the time of the Participant’s death, (ii) who would satisfy the criteria to be enrolled in the Company’s health benefits as the Participant’s domestic partner at the time of the Participant’s death or (iii) who satisfies such other criteria of domestic partnership as the Plan Administrator has specified in writing. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

        (c)    Prior to the time the value of the Participant’s Account is distributed under Subsection (a), the Participant’s Beneficiary may apply for a distribution under Section 6.07 (relating to a distribution on account of an Unforeseeable Emergency).

        (d)    Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.

6.05    Distributions on Account of Retirement:

    If a Participant incurs a Separation from Service on account of his or her Retirement, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

        (a)    If the Participant’s Retirement is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.03, 4.04 or 4.05 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccount shall be distributed based upon the provisions of Subsections (a) and (b) under Section 6.02, whichever applies (relating to distributions based on a Specific Payment Date).

        (b)    If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence on the first day of the calendar quarter following Retirement. Such distribution shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.04 or 4.05. If the Participant is entitled to installment payments, such payments shall be made in accordance with the Participant’s installment election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency) and with the installment payment amounts determined under Section 6.08. However, if the Participant is classified as a Key Employee at the time of the Participant’s Retirement (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Retirement, earlier than the first day of the calendar quarter that is at least 6 months after the Participant’s Retirement.

        (c)    If the Participant is receiving installment payments in accordance with Section 6.02 (relating to distributions on account of a Specific Payment Date) for one or more Deferral Subaccounts at the time of his or her Retirement, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

6.06    Distributions on Account of Disability:

    If a Participant incurs a Disability, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

        (a)    The value of the Participant’s Account under the Plan as of the most recent Distribution Valuation Date shall be distributed in a single lump sum payment on the first date (i) on which the Participant is Disabled (determined without regard to the duration requirement of the next clause), (ii) that is at least 12 months following the first date the Participant was Disabled from the cause of the current Disability, and (iii) that is after the Participant has received payments from a PepsiCo disability plan (including the PepsiCo Disability Plan) for the current cause of Disability (determined without regard to the duration requirement of this clause).

(b)    If the Participant is receiving installment payments at the time of the Participant’s Disability, such installment payments shall continue to be paid in accordance with the provisions of the Participant’s applicable deferral election until the time that the lump sum payment is due to be paid under the provisions of Subsection (a). Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at the time specified in Subsection (a) in a single lump sum.

6.07    Distributions on Account of Unforeseeable Emergency:

    Prior to the time that an amount would become distributable under Sections 6.02 through 6.06, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as of the day the Recordkeeper finalizes the determination. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.08    Valuation:

    In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that precedes such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.07 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment (other than a fixed amount elected under Section 4.04) shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount. The amount distributed in connection with a fixed dollar amount installment election shall be equal to the dollar amount elected and subject to the rules in Section 4.04.

6.09    Section 162(m) Compliance:

    Notwithstanding Sections 6.01 through 6.07 of this Article, Plan distributions may be delayed in accordance with the special rule in Treas. Reg. §1.409A-2(b)(7)(i) (the “162(m) Provision”). The 162(m) Provision’s special rule permits distributions to be delayed to the extent the Employer reasonably anticipates that, if the distribution were made as otherwise scheduled, the Employer’s deduction for the distribution would not be permitted as a result of Code Section 162(m). Use of the 162(m) Provision’s special rule is subject to conditions, including:

(a)     The Employer must treat all similarly situated employees on a reasonably consistent basis,

(b)     If the Employer delays a Plan distribution under the 162(m) Provision, the Employer must delay all payments of deferred compensation to a Participant (including payments under other arrangements) that (i) could be delayed under the 162(m) Provision, and (ii) are scheduled to be paid to the Participant in the same tax year in which the delayed distribution was scheduled to be paid, and

(c)    Distribution must be made in accordance with the schedule specified in the 162(m) Provision (including any applicable six-month delay) once a distribution would be deductible taking into account Code Section 162(m).

6.10    Impact of Section 16 of the Act on Distributions:

    The provisions of Sections 5.03(c) and 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

6.11    Actual Payment Date:

    An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII – PLAN ADMINISTRATION

7.01    Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02    Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.03    Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

        (a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;

        (b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

        (c)    To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

        (d)    To authorize all disbursements by the Employer pursuant to this Plan;

        (e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

        (f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

        (g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

        (h)    To establish or to change the phantom investment options or arrangements under Article V;

        (i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

        (j)    Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral

Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

    The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).

7.04    Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the Committee (which serves as the Plan Administrator), and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers (other than the Company) will indemnify and hold harmless each member of the Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Committee (or his or her serving as the delegate of the Committee).

7.05    Withholding:

The Employer shall withhold from amounts due under this Plan, any amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Employer. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported on each Participant’s Form W-2 for the applicable tax year, and any amounts that become taxable hereunder shall be reported as taxable wages on the Participant’s Form W-2 for the applicable tax year. All such reporting shall be performed based on the rules and procedures of Section 409A.

7.06    Section 16 Compliance:

        (a)    In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

        (b)    Approval of Distributions: This subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the Phantom PepsiCo Common Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the Phantom PepsiCo Common Stock Fund would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom PepsiCo Common Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the PepsiCo Common Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

        (1)    In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution, and

        (2)    The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the Phantom PepsiCo Common Stock Fund or when the time between the liquidation and an opposite way transaction is sufficient.

7.07    Conformance with Section 409A:

    Effective from and after January 1, 2009, at all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.01    Claims for Benefits:

    The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the basic steps described in this Section and Section 8.02. If a Participant, putative Participant, Beneficiary, putative Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, or if a Claimant believes some other right derived from or related to the Plan has been withheld or abridged, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing (or in such other form acceptable to the Plan Administrator) and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, pertinent Plan provisions on which the denial is based, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02    Appeals of Denied Claims:

    Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator comments, document, records and other information relevant to the claim, and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

Effective March 1, 2020 and continuing at least through November 1, 2022, the Department of Labor, the Department of the Treasury, and the Internal Revenue Service (IRS) (collectively the “Agencies”) extended certain deadlines applicable to the Plan in light of the COVID-19 outbreak, pursuant to the authority granted in ERISA section 518 and Code section 7508A(b) and as set forth in Disaster Relief Notices 2020-01 and 2021-01 issued by the Employee Benefits Security Administration (“EBSA”), and the Notice of Extension of Certain Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID–19 Outbreak issued by the Agencies. The Plan will comply with these extensions as required by applicable law and Agency guidance. Specifically, the Agencies provided that a period of up to one year may be disregarded in the case of an employee benefit plan, sponsor, administrator, participant, beneficiary, or other person with respect to the employee benefit plan in determining the date by which any action is required or permitted to be completed as a result of the Covid-19 outbreak. This relief ends on the earlier of (a) 1 year from the date a person was first eligible for the relief, or (b) 60 days after the announced end of the National Emergency (the end of the Outbreak Period), which is still on-going as of November 1, 2022. In no case will a disregarded period exceed 1 year. This relief includes but is not limited to notices and disclosures required by the Plan, and the deadlines under the ERISA claims procedure.

Any claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator at the time it made its determination. In addition, any such review shall be conditioned on the Claimant’s having fully exhausted all rights under this section as is more fully explained in Section 7.5. Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance.

8.03     Special Claims Procedures for Disability Determinations:

    Notwithstanding Sections 8.01 and 8.02, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

8.04    Effect of Specific References:

Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

8.05    Claimant Must Exhaust the Plan’s Claims Procedures Before Filing in Court:

Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s rights under the claims procedures of this Article.

(a)    Upon review by any court or other tribunal, the exhaustion requirement of this Section 8.05 is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported claimant took sufficient steps to make it reasonably clear to the Plan Administrator that the purported claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) ERISA requires the documents to be provided in response to the request, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, and (D) the requestor took sufficient steps to make it reasonably clear to the Plan Administrator that the requestor was asserting an ERISA right to the documents. Accordingly, without limitation, a purported claimant or requestor who was not treated as a Participant shall not be deemed to have taken sufficient steps for purposes of the prior sentence unless he makes it reasonably clear to the Plan Administrator that he is claiming to have been entitled to be a Participant.

(b)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section 8.05, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure.

(c)    The exhaustion requirement of this Section 8.05 shall apply: (i) regardless of whether other Disputes that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator (upon notice of the Claim) shall either promptly establish such claims procedures or shall apply (or act by analogy to) the claims procedures of Section 8.05 that apply to claims for benefits).

(d)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
(e)    For purposes of this Section 8.05, the following definitions apply.

(1)    A “Dispute” is any claim, dispute, issue, assertion, action or other matter.

(2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –

(A)    The interpretation of the Plan;
(B)    The interpretation of any term or condition of the Plan;
(C)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;
(D)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;
(E)    The administration of the Plan;
(F)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan;
(G)    A request for Plan benefits or an attempt to recover Plan benefits;
(H)    An assertion that any entity or individual has breached any fiduciary duty; or
(I)    Any Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.

It is the Plan Administrator’s intent to interpret and operate the Plan in good faith and at all times consistently with any applicable requirements of ERISA. Therefore, as a condition for any right or recovery related to the Plan, the Plan imposes a contractual obligation for complete exhaustion under this Section with respect to any Claim (as defined above) in order to allow for the efficient and uniform resolution of such Claims and to protect the Plan from potentially substantial and unnecessary litigation expenses that exhaustion could obviate.

(3)    A “Claimant” is any actual or putative Employee, former Employee, Participant, former Participant, Beneficiary (or the spouse, former spouse, estate, heir or representative of any of the foregoing individuals), or any other individual, person, entity with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim.

8.06    Limitations on Actions:

Effective for claims and actions filed on or after April 1, 2016, any claim filed under Article VIII and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Article shall have no effect on this two-year time frame.

8.07    Restriction on Venue:

Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 8.06 above) shall only be brought or filed in the United States District Court for the Southern District of New York, effective for claims or actions filed on or after January 1, 2019.

ARTICLE IX – AMENDMENT AND TERMINATION

9.01    Amendment of Plan:

The Compensation Committee of the Board of Directors of the Company, or its delegate or delegates, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. As of September 25, 2019, the Company’s Executive Vice President and Chief Human Resources Officer (or if such position is vacant or eliminated, the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties if no one is fulfilling a majority) as such duties existed immediately prior to the vacancy or the position elimination) is delegated the responsibility to amend the Plan at any time and in any manner, except with respect to those provisions of the Plan which relate to matters subject to Section 7.06. Any amendment shall be in writing and adopted by the Committee or its delegate or delegates. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.02    Termination of Plan:

    (a)    The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

    (b)    This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.

ARTICLE X– MISCELLANEOUS

10.01    Limitation on Participant’s Rights:

Participation in this Plan does not give any Participant the right to be retained in the Employer’s employ (or any right or interest in this Plan or any assets of the Employer other than as herein provided). The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except for a claim for payment of deferrals as provided herein.

10.02    Unfunded Obligation of Individual Employer:

    (a)    The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires an Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

    (b)    Notwithstanding the provisions of Subsection (a), for purposes of this Section an “Employer” shall only refer to those entities which are part of the PepsiCo Organization. If a Participant transfers to an entity that is not part of the PepsiCo Organization, the liability for deferrals made while the Participant was employed by the PepsiCo Organization shall remain with his or her last Employer that was part of the PepsiCo Organization.

10.03    Other Plans:

This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04    Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper, the Company, and all Employers, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05    Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of New York. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06    Adoption of Plan by Related Employers:

The Plan Administrator may select as an Employer (other than the Company, which is automatically an Employer hereunder) any division of the Company, as well as any subsidiary or affiliate related to the Company by ownership (and that is a member of the PepsiCo Organization), and permit or cause such division, subsidiary or affiliate to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.07    Gender, Tense and Examples:

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08    Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Sections 5.06 and 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.09    Facility of Payment:

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – SIGNATURE/AUTHENTICATION

    The 409A Program was first adopted and approved by the Compensation Committee of the Company’s Board of Directors at the Compensation Committee’s duly authorized meeting on November 18, 2005. Pursuant to the direction and authorization of the Compensation Committee of the Company’s Board of Directors at the Compensation Committee’s duly authorized meeting on September 25, 2019, this 409A Program document has been amended and restated effective as of January 1, 2023 (except as otherwise provided).

PEPSICO, INC.

By: /s/ Becky Schmitt
Becky Schmitt
Executive Vice President and Chief Human Resources Officer
Date: December 11, 2023

LAW AND TAX DEPARTMENT APPROVAL:

By: /s/ Stacy Grindal
Stacy Grindal
Sr. Legal Director, Compensation and Benefits Counsel

Date: December 6, 2023

By: /s/ Christine Griff
Christine Griff
Vice President, Tax Counsel
Tax Department

Date: December 6, 2023

APPENDIX

    The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Eligible Executives, Participants and Beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

Appendix

APPENDIX ARTICLE A - PARTICIPATING EMPLOYERS

The following members of the PepsiCo Organization have been designated as the primary Employers as of January 20, 2022:

PepsiCo, Inc.
Bare Foods Co.
Bottling Group, LLC
C&I Leasing, Inc.
CytoSport, Inc.
FL Transportation
Frito Lay North America, Inc.
Frito Lay, Inc.
Golden Grain Co.
Grayhawk Leasing, LLC
Health Warrior, Inc.
Hillwood Bottling LLC
New Bern Transport Corporation
Pepsi Logistics
Pepsi Northwest Beverages LLC
PepsiCo Global Mobility
PepsiCo Sales Inc.
Pepsi-Cola Advertising & Marketing
Pepsi-Cola Finance, LLC
Pepsi-Cola Management & Admin Services
Pepsi-Cola National Marketing, LLC
Pepsi-Cola Sales & Dist, Inc.
Pepsi-Cola Technical Ops, Inc.
QTG Development, Inc.
Quaker Manufacturing LLC
Quaker Oats Company
Quaker Sales & Distribution, Inc.
Rolling Frito Lay Sales LLP
SodaStream USA, Inc.
Stacy's Pita Chip Company, Inc.
SVC Equipment Co.
SVC Logistics, Inc.
SVC Manufacturing, Inc.
The Gatorade Co.

A-1

APPENDIX ARTICLE B – PBG AND PAS EXECUTIVES

B.1    Purpose. The purpose of this Article is to provide for a “home plan rules” approach for employees who move between, or are newly hired by, a PepsiCo Business, a PBG Business or PAS Business following the merger of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc. into the Pepsi-Cola Metropolitan Company, Inc., a wholly owned subsidiary the Company, except as provided herein with respect to the deferral of Bonus Compensation under the Plan by PBG Executives and PAS Executives for the 2010 Plan Year. This Article B is effective as of the Effective Time.

B.2    Definitions. The definitions listed below apply for purposes of this Article B. Any other defined term used herein shall have the meaning applied to that term in the main portion of the Plan document.

(a)“Effective Time” means:

(1)With respect to the provisions of this Article B applicable to PAS Executives or PAS Businesses, the meaning given to that term under the Agreement and Plan of Merger dated as of August 3, 2009, among PepsiAmericas, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.; and

(2)With respect to the provisions of this Article B applicable to PBG Executives or PBG Businesses, the meaning given to that term under the Agreement and Plan of Merger dated as of August 3, 2009, among Pepsi Bottling Group, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.

(b)“PAS Business” means each Employer, division of an Employer or other organizational subdivision of an Employer that the Company classifies as part of the PAS business.

(c)“PAS Executive” means an individual who is employed by a PAS Business.

(d)“PBG Business” means each Employer, division of an Employer or other organizational subdivision of an Employer that the Company classifies as part of the PBG business.

(e)“PBG Executive” means an individual who is employed by a PBG Business.

(f)“PepsiCo Business” means each Employer, division of an Employer or other organizational subdivision of an Employer that the Company classifies as part of the PepsiCo business.

B.3    Participating Employers. PBG Businesses and PAS Businesses are not Employers under the Plan, except with respect to:

(a)Individuals who are hired by a PAS Business or PBG Business and who were Executives immediately before such date of hire; and

B-1

(b)PAS Executives and PBG Executives who elect to defer their Bonus Compensation under the Plan for the Plan Year beginning January 1, 2010 and later Plan Years.

B.4    Eligibility to Participate. PBG Executives and PAS Executives are eligible to participate in this Plan as follows:

(a)An individual who is hired by a PepsiCo Business after the Effective Time shall be eligible to participate in the Plan upon satisfying the Plan’s eligibility requirements (and shall not be eligible to participate in the non-qualified defined contribution plan of another member of the PepsiCo Organization) unless he was employed by a member of the PepsiCo Organization that is not a PepsiCo Business immediately before such date of hire with a PepsiCo Business. PBG Executives and PAS Executives are ineligible to participate in this Plan, except that an individual who is hired by a PBG Business or PAS Business on or after the Effective Time, and who is an Executive immediately before such date of hire, shall be eligible to continue participating in this Plan for so long as he is continuously employed by a member of the PepsiCo Organization, to the same extent as if he had remained an Executive.

(b)Notwithstanding the foregoing, the PBG Executive and PAS Executives are eligible to defer Base Compensation and Bonus Compensation under the Plan, subject to the terms and conditions of the main provisions of the Plan, beginning with Bonus Compensation payable for the Performance Period that relates to the Plan Year that begins on January 1, 2010, and Base Compensation for the Plan Year that begins on January 1, 2011.

B.5    No Special Rights. Nothing in this Article is intended to override the provisions of Section 3.04 of the Plan or to otherwise confer any rights under the Plan not specifically authorized herein.
B-2

APPENDIX ARTICLE C – PARTICIPANTS AFFECTED BY JANUARY 20, 2022 TRANSACTION

C.1    Scope. This Article C provides for the termination and liquidation, in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B), of the portion of the 409A Program that relates to certain Participants who are affected by the “Closing” of the “Transaction” (as those terms are defined below). This Article is effective as of the Closing.

C.2    Definitions. Where the following words and phrases appear in this Appendix Article C with initial capitals, they shall have the meaning set forth below unless a different meaning is plainly required by the context. Any terms used in this Appendix Article C with initial capitals and not defined herein shall have the same meaning as in the main Plan, unless a different meaning is plainly required by the context.

(a)    “Affected Participant” means a Participant who experiences, within the meaning of Treasury Regulation § 1.409A-3(j)(4)(ix)(B), the change in control event that results from the Closing of the Transaction.

(b)    “Agreement” means that certain Unit Purchase Agreement dated as of August 2, 2021, and entered into by and between PepsiCo, Inc., Bengal Beverages LP, a Delaware limited partnership, Bengal Debt Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Buyer, and Naked Juice Co., a Pennsylvania corporation.

(c)    “Closing” means the consummation of the Transaction as specified in Section 2.3 of the Agreement.

(d)    “Transaction” means the set of transactions contemplated by the Agreement that result in a change in control, within the meaning of Treasury Regulation § 1.409A-3(i)(5), with respect to certain businesses that were part of the PepsiCo Organization prior to the change in control.

C.3    The Termination. Pursuant to this Article C, the 409A Program is intended to be irrevocably terminated with respect to all Affected Participants effective as of January 18, 2023 (i.e., 12 months after the date of the Closing). Prior to that time (i.e., through January 17, 2023) the Plan sponsor shall retain the absolute right to revoke the adoption of the termination otherwise provided for in this Article C. However, in the absence of such a timely written revocation, the adoption of this Article C by the Plan sponsor shall constitute, as of January 18, 2023, the irrevocable action that is necessary to provide for the termination and liquidation of the Affected Participant’s entire interest under the 409A Program pursuant to Treasury Regulation §1.409A-3.

C.4    Distributions. Provided the termination pursuant to Section C.3 above becomes irrevocable, and to carry out the liquidation of the Affected Participants’ entire interests, each Affected Participant will be paid the Participant’s entire unpaid interest under the 409A Program as a single lump sum as of January 1, 2024 and, in any case, not later than January 17, 2024 (and otherwise in full conformity with Treasury Regulation § 1.409A-3(j)(4)(ix)(B)). Such unpaid interest shall include, without limitation, any remaining installments or other distributions from the 409A Program that would otherwise be due and payable at a future date to (or with respect to) the Affected Participant. With respect to the January 1, 2024 distribution date, an Affected Participant’s remaining interest shall be valued in accordance with the 409A Program’s regular valuation rules for lump sum distributions on such date, as these rules are in effect on such date.

C-1